Exhibit 10.149

August 17, 2007

Dr. Shimshon Gottesfeld

3404 Rosendale Road

Niskayuna, New York 12309

Re: Amended and Restated Employment Agreement dated May 3, 2006

Dear Shimshon:

This letter agreement (“Letter Agreement”) sets forth the terms and conditions of your ongoing employment relationship with MTI MicroFuel Cells Inc. (“the Company”), and our agreement to amend and restate your employment agreement dated May 3, 2006 (the “May 2006 Agreement”), which amended your previous employment agreement dated March 4, 2004, and is being made to address certain changes to your employment as Senior Technical Advisor (“Advisor”) of the Company. This Letter Agreement supersedes in its entirety the May 2006 Agreement.

Positions and Responsibilities. In preparation of your contemplated retirement from MTI, you will serve in a reduced role as Senior Technical Advisor to the Company on the terms described herein through October 31, 2008 (“Retirement Date”), upon which date you agree to retire and your employment with the Company will terminate.

It is understood the majority of work during the Initial Term (as defined below) will involve advising the Company in the area of DMFC core technology and related intellectual property and will be performed at your home office, with commitments for reporting to the corporate office not to exceed four days per month. It is understood that that the majority of work during the Second Term (as defined below) will also involve advising the Company in the area of DMFC core technology and related intellectual property from your home office, with commitment for reporting to the corporate office not to exceed two days per month, in addition to traveling with the Company’s CEO to visit partners and potential customers of the Company as reasonably requested by the Company’s CEO and at the expense of the Company.

Salary and Compensation. Your base salary as Senior Technical Advisor for the period of May 3, 2006 through October 31, 2007 (the “Initial Term”) will be $10,416.67 per month which annualizes to $125,000 per year, paid in accordance with the Company’s regular payroll procedures. Your base salary as Senior Technical Advisor for the period of November 1, 2007 through October 31, 2008 (the “Second Term”) will be $3,000 per month which annualizes to $36,000 per year, paid in accordance with the Company’s regular payroll procedures.

Other than the payments set forth in this Agreement, no severance payments shall be made at the conclusion of the Initial Term or the Second Term. All payments under this Agreement shall be subject to withholdings and deductions made by the Company as required by applicable federal, state, and local law.

Stock Options. All MTI stock options will continue to vest, in accordance with their vesting schedules, during your employment as Senior Technical Advisor and any remaining unvested stock options shall automatically vest upon the end of the Initial Term.

In the event your employment is terminated for cause during the Initial Term, you will be ineligible for the automatic vesting of unvested options as set forth above. If your employment is terminated without cause during the Initial Term, your options will be vested in accordance with the Company’s Employee Stock Option Plan.

In the event your employment is involuntarily terminated without cause during the Initial Term, you shall be fully eligible for the automatic vesting of unvested stock options as set forth above at the date of termination regardless of the intended duration of the Agreement.

For purposes of this Agreement, “cause” shall mean (i) gross misconduct, gross negligence, theft, dishonesty, fraud, or gross dereliction of duties by you; (ii) indictment on any felony charge or a misdemeanor charge involving theft, moral turpitude, or a violation of the federal securities laws (whether or not related to your conduct at work); or (iii) your death or permanent disability (consistent with the requirements of state and federal law).

Success Fee. In addition to the compensation outlined above, MTI will pay you a Bonus if a transaction involving a Qualified Deal between MTI Micro or MTI, and any company set forth on Schedule “A” attached is entered into by the Company, as follows:

During the Second Term, and for a period within six (6) months from the end of the Second Term, each Bonus shall be an award of 10,000 shares of the Company’s Common Stock per Qualified Deal closed during the Second Term or within six (6) months from the end of the Second Term, issued from the Company’s stock plan as restricted stock in accordance with the terms and conditions of the stock plan.

A “Qualified Deal” shall mean a transaction with any person or entity approved by the Company in advance in writing or electronic mail which furthers the Company’s product development, and which transaction is closed during the Second Term or within six (6) months from the end of the Second Term.

Other Benefits. As Senior Technical Advisor you will be eligible to participate in the 401(k) retirement program and receive the employer matching contribution and all insurance benefits available to employees and qualified dependents of the Company, subject to the terms and conditions of the applicable plans, but you will not be entitled to vacation.

In addition, during the Initial Term, the Company will pay for or reimburse you for reasonable out of pocket expenses up to a maximum of $10,000 annually, prorated monthly, to attend industry related conferences and seminars. You agree to provide written updates and summaries of materials presented or information acquired at these programs to the CFO of MTI or her designate, prior to your request for expense reimbursement. In order to be eligible to receive such payments and/or reimbursements, you must incur the expenses and submit a written request for payment and/or reimbursement, along with receipts, invoices and other supporting documentation as requested by the Company. No expenses shall be reimbursable during the Second Term unless approved in writing by the Company in advance.

During the Initial Term, the Company will also provide a monthly reimbursement of up to $125.00 for home office related expenses, payable in accordance with the Company’s customary reimbursement procedures.

Termination of Employment. Each of you and the Company shall have the right to terminate your employment for any reason and for no stated reason upon thirty (30) days prior written notice. In the event of your termination, the Company shall pay you (or in the event of your death, your beneficiary), in addition to any other amounts payable to you hereunder: (i) the full amount of the accrued but unpaid salary and bonus you have earned through the date of termination; and (ii) any unpaid reimbursement for business expenses that you are entitled to receive. The amounts contemplated above shall be paid to you as follows: a cash lump sum payment not later than thirty (30) days following your termination, in the case of accrued but unpaid salary, and not later than thirty (30) days following receipt by the Company from you of appropriate documentation supporting any reimbursable expenses, in the case of reimbursable expenses.

In addition to the amounts contemplated in the preceding paragraph, in the event the Company terminates your employment with or without cause during the Initial Term, the Company shall continue to pay your Advisor payments for the balance of your Initial Term.

Dispute Resolution. This Agreement shall be governed by the Laws of New York State. Except for violations of the Non-Competition and Proprietary Information Agreements, any dispute arising under, or alleged violation of, this Agreement, and any claim, charge, or cause of action by Employee relating to his employment, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New York Human Rights Law, and any other statute prohibiting employment discrimination or dealing with employment rights, and any contract or tort claim including any claims pursuant to this Agreement, shall be submitted exclusively to arbitration under the Employment Dispute Arbitration rules of the American Arbitration Association. The Arbitration shall be held in the County of Albany, State of New York. The arbitrator shall be chosen by the

Employment Dispute Arbitration rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding. In construing or applying this Agreement, the arbitrator’s jurisdiction shall be limited to interpretation or application of this Agreement; the arbitrator shall not have the power to add to, to delete, or modify any provision of this Agreement. Each party shall bear her or its own expenses in arbitration, except that the parties shall share the costs of the arbitrator equally. The arbitrator is hereby authorized to award attorneys’ fees to the prevailing party to the same extent the prevailing party would be entitled to an award of attorneys’ fees pursuant to the above enumerated statutes and/or any enforcement provisions contained in those statutes.

Complete Agreement. This Agreement, the Proprietary Information Agreement, previously signed by you on May 25, 2001 (“PIA”), and the Non- Competition Agreement, previously signed by you on May 25, 2001 (“NCA”), shall each remain in full force and effect, shall constitute the complete agreement between you and the Company, and shall supersede any and all prior discussions and agreements not referred to above between yourself and MFC or MTI. It is further agreed that Section 1, Non-Competition, of the NCA shall be amended and restated in its entirety to read as follows:

“1. Non-Competition: In consideration for his employment and compensation, Employee hereby agrees that for a period terminating on the final date of Employee’s employment or consulting relationship with the Company, Employee will not, without the prior written consent of the Company, perform work, consulting, or other services for, or engage in or intend to engage in an employment or consulting relationship with, companies whose businesses or proposed businesses in any way involve the design, development, research, manufacture, marketing, sale or licensing of fuel cells with output power of less than IOW, or components or related parts developed specifically for fuel cells with output power of less than 10W.”

It is further agreed that Section 1(A) of the PIA shall be amended and restated in its entirety to read as follows:

“A. that all inventions made or conceived by Employee (whether made solely by Employee or jointly with others from:

(i) the time of entering the employment through October 31, 2007, (1) which are along the lines of the business, work or investigations of the Company, or (2) which result from or suggested by any work which Employee may perform for or on behalf of the Company, and

(ii) November 1, 2007 through the date that Employee’s employment or consulting relationship with the Company ends, which result from or suggested by any work which Employee may perform for or on behalf of the Company,

Shall be and remain the sole and exclusive property of the Company or its nominees whether patented or not;”

This Agreement cannot be amended except in a writing signed by both parties and is binding on our respective successors.

If the foregoing is acceptable, please counter-sign this letter in the space provided below. As always, if you have any questions, please feel free to contact me.

Sincerely,
/S/ Peng K. Lim
Peng K. Lim President and Chief Executive Officer

Accepted:
/S/ Shimshon Gottesfeld
Dr. Shimshon Gottesfeld

Date: August 17, 2007